Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

OPINION OF CLIFFORD CHANCE US LLP

May 9, 2017

Sutherland Asset Management Corporation

1140 Avenue of the Americas, 7th Floor

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Sutherland Asset Management Corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the registration for resale from time to time by the selling stockholder referred to under the section “Selling Stockholder” in the Registration Statement of up to 275,862 shares (the “Issued Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.  As to factual matters relevant to the opinions set forth below, we have relied upon certificates of officers of the Company and public officials as in our judgment are necessary or appropriate.

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinion set forth in this letter relate only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours

/s/ Clifford Chance US LLP